As filed with the Securities and Exchange Commission on May 5, 2005

Registration No. 333- ________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

ARBITRON INC.
(formerly Ceridian Corporation)
(Exact name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	52-0278528 (IRS Employer Identification No.)

142 West 57th Street New York, New York (Address of Principal Executive Offices)	10019 (Zip Code)

ARBITRON INC. 1999 STOCK INCENTIVE PLAN

(Full Title of the Plan)

Dolores L. Cody, Esq.
Executive Vice President, Legal and Business Affairs, Chief Legal Officer and Secretary
Arbitron Inc.
142 West 57th Street
New York, NY 10019
(Name and Address of Agent For Service)

(212) 887-1300
(Telephone number, including area code, of agent for service)

Copy to:
David W. Bonser, Esq.
Hogan & Hartson L.L.P.
555 Thirteenth Street, N.W.
Washington, D.C. 20004-1109
(202) 637-5600

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount To Be	Offering Price Per	Aggregate Offering	Amount of
Title of Securities To Be Registered	Registered(1)	Share(2)	Price(2)	Registration Fee
Common Stock, par value $0.50 per share	1,665,000	$42.44	$70,662,600	$8,317

(1) Pursuant to Rule 416(b) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares as may be offered or issued as a result of the anti-dilution provisions of the Arbitron Inc. 1999 Stock Incentive Plan.

(2) Estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the high and low prices per share of the common stock of Arbitron Inc., par value $0.50 per share, on May 2, 2005, as reported on the New York Stock Exchange.

EXPLANATORY NOTE

          Prior to March 30, 2001, Ceridian Corporation (“Ceridian”) was a publicly traded company whose principal lines of business were the human resource service businesses, the Comdata business, which provided transaction processing and regulatory compliance services for the transportation industry, and the radio audience measurement business. On March 30, 2001, Ceridian completed a reverse spin-off. In connection with the spin-off, the assets and liabilities associated with the human resource service businesses and Comdata subsidiaries were transferred to a newly formed company named “New Ceridian.” The radio audience measurement business stayed with Ceridian. Ceridian then distributed the stock of New Ceridian to all of Ceridian’s existing stockholders. As a result, New Ceridian is now a separate publicly traded corporation. In connection with the spin-off, Ceridian changed its name to Arbitron Inc. (“Arbitron” or “the Company”) and effected a one-for-five reverse stock split, and New Ceridian changed its name to Ceridian Corporation.

          On October 22, 1999, a total of 10,000,000 shares of Ceridian common stock to be issued in connection with the 1999 Stock Incentive Plan (the “1999 Plan”), were registered with the Securities and Exchange Commission (the “Commission”) by a Registration Statement on Form S-8 (File No. 333-89565). Pursuant to General Instruction E to Form S-8, two million four hundred fifty seven thousand four hundred sixty two (2,457,462) registered shares of common stock that had not been issued under the Ceridian Corporation 1993 Long-Term Incentive Plan (the “1993 Plan”) prior to its expiration were carried forward to, and deemed covered by, the Registration Statement on Form S-8 (File No. 333-89565) filed by the Company with the Commission on October 22, 1999 in connection with the 1999 Plan. In addition, on February 28, 2001, pursuant to General Instruction E to Form S-8, the remaining two hundred thirty seven thousand five hundred eighty six (237,586) additional registered shares of common stock that had not been issued under the 1993 Plan prior to its expiration were carried forward to, and deemed covered by, a new Registration Statement on Form S-8 (File No. 333-56296) in connection with the 1999 Plan.

          We are filing this Registration Statement to register an additional one million six hundred sixty five thousand (1,665,000) shares of our common stock for issuance under the 1999 Plan (as amended and restated on May 19, 1999, November 28, 2000, March 30, 2001 and May 17, 2004). The increase in the number of shares of common stock authorized for issuance under the 1999 Plan (from 2,539,009 shares of common stock (reflecting the one-for-five reverse stock split effected on March 30, 2001) to 4,204,009 shares of common stock), as well as certain other amendments to the 1999 Plan that are described in our definitive proxy statement for our 2004 annual meeting of stockholders, were approved by our stockholders at our 2004 annual meeting of stockholders held on May 17, 2004. Pursuant to General Instruction E to Form S-8, the contents of Registration Statement Nos. 333-89565 and 333-56296 are incorporated herein by reference except to the extent supplemented, amended or superseded by the information set forth herein. Only those Items of Form S-8 containing new information not contained in the earlier registration statements are presented herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

          The following documents, which have been filed by Arbitron with the Commission, are incorporated by reference in this Registration Statement, as of their respective dates:

(a)	Annual Report of the Company on Form 10-K for the year ended December 31, 2004;

(b)	Current Report of the Registrant on Form 8-K/A filed with the Commission on January 7, 2005;

(c)	Current Reports of the Registrant on Form 8-K filed with the Commission on February 2, 2005, February 23, 2005, March 1, 2005 (Item 1.01 Form 8-K filed on such date) and April 5, 2005; and

(d)	The description of our common stock contained in the Registration Statement on Form S-4 (File No. 33-64089), including any amendments or reports filed for the purpose of updating such description.

          All documents and reports subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective filing dates of such documents or reports.

          Any statement contained in a document or report incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document or report which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

          To the extent that any proxy statement is incorporated herein by reference, such incorporation shall not include any information contained in such proxy statement which is not, pursuant to the Commission’s rules, deemed to be “filed” with the Commission or subject to the liabilities of Section 18 of the Exchange Act.

Item 4. Description of Securities

          The Company’s common stock is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel

          Not Applicable.

Item 6. Indemnification of Directors and Officers

          Section 145 of the Delaware General Corporation Law (“DGCL”) permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents and its former directors, officers, employees and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses (including attorneys’ fees), as well as judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are our directors, officers, employees or agents, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

          The Company’s restated certificate of incorporation, as amended, includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. Section 102 of the DGCL allows a corporation to eliminate or limit the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the DGCL, relating to unlawful payment of dividends or unlawful stock purchase or redemption; or (iv) for any transaction from which the director derived an improper personal benefit.

          The Company’s bylaws provide that to the maximum extent permitted by law, the Company must indemnify any of the following persons, including their heirs, executors and personal representatives, against any and all amounts incurred or imposed in connection with any proceeding, other than a proceeding initiated by such person:

•	a director, officer or employee of the Company; or

•	a director, officer or employee of the Company who at the specific written request or resolution of the board of directors of the Company is, at the time of the proceeding and/or of the alleged events giving rights to the proceeding, serving as a director, officer or employee of any other company, partnership, joint venture, trust, employee benefit plan or other enterprise; or

•	a fiduciary or co-fiduciary of an employee benefit plan of the Company.

          The indemnification provisions contained in the Company’s restated certificate of incorporation, as amended, and bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the Company may maintain insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of their status.

Item 7. Exemption From Registration Claimed.

          Not applicable.

Item 8. Exhibits

Exhibit
Number	Description
5.1	Opinion of Hogan & Hartson L.L.P. regarding the legality of the securities being registered

10.1	Arbitron Inc. 1999 Stock Incentive Plan (Amended and Restated as of May 17, 2004) (incorporated by reference to Appendix B to Arbitron Inc.’s Proxy Statement for the 2004 Annual Meeting of Stockholders)

23.1	Consent of KPMG LLP

23.2	Consent of Hogan & Hartson L.L.P. (included as part of Exhibit 5.1)

24.1	Powers of Attorney

Item 9. Undertakings

          The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement related to securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on May 5, 2005.

ARBITRON INC., a Delaware corporation

By:	/s/ Stephen B. Morris Stephen B. Morris President and Chief Executive Officer

          Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated below:

Signature	Title	Date

/s/ Stephen B. Morris	President, Chief Executive Officer and	May 5, 2005

Stephen B. Morris	Director (principal executive officer)

/s/ William J. Walsh	Executive Vice President of Finance	May 5, 2005

William J. Walsh	and Planning and Chief Financial Officer (principal financial and accounting officer)

*	Director	May 5, 2005

Alan W. Aldworth

*	Director	May 5, 2005

Erica Farber

*	Director	May 5, 2005

Kenneth F. Gorman

*	Director	May 5, 2005

Philip Guarascio

*	Director	May 5, 2005

Larry E. Kittelberger

*	Director	May 5, 2005

Luis G. Nogales

*	Director	May 5, 2005

Lawrence Perlman

*	Director	May 5, 2005

Richard A. Post

* By:	/s/ Dolores L. Cody Dolores L. Cody As Attorney-in-Fact (see Exhibit 24.1)

EXHIBIT INDEX

Exhibit
Number	Description
5.1	Opinion of Hogan & Hartson L.L.P. regarding the legality of the securities being registered

10.1	Arbitron Inc. 1999 Stock Incentive Plan (Amended and Restated as of May 17, 2004) (incorporated by reference to Appendix B to Arbitron Inc.’s Proxy Statement for the 2004 Annual Meeting of Stockholders)

23.1	Consent of KPMG LLP

23.2	Consent of Hogan & Hartson L.L.P. (included as part of Exhibit 5.1)

24.1	Powers of Attorney